Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
November 10, 2008

WINTHROP REALTY TRUST ANNOUNCES ONE FOR TEN REVERSE STOCK SPLIT

BOSTON, MA – November 10/PRNewswire-FirstCall/ - Winthrop Realty Trust (NYSE:FUR) today announced that its Board of Trustees has approved a reverse split of Winthrop’s common shares of beneficial interest at a ratio of one-for-ten shares, to take effect after the close of the market on Friday, November 28, 2008 with the first post-split trading day to be December 1, 2008. Pursuant to Winthrop’s Declaration of Trust, the reverse split does not require any further action on the part of Winthrop’s Board of Trustees or shareholders.

Michael L. Ashner, Winthrop’s Chairman and Chief Executive Officer stated “Due in part to the low market price of our common shares and the high number of shares outstanding, the Board of Trustees believes it is in the best interests of Winthrop and its shareholders to effect the reverse stock split which should increase the per share price for our common shares which we believe will make our common shares more attractive to a broader range of institutional and other investors as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public.”

The reverse split will reduce the number of Winthrop’s outstanding common shares from approximately 78.7 million to approximately 7.87 million shares.  No fractional shares will be issued in connection with the reverse stock split.  Cash will be issued in lieu of fractional shares.  The exercise price and the number of shares of common stock issuable under the Company's outstanding options will be proportionately adjusted to reflect the reverse stock split.  The number of shares issuable upon conversion of Winthrop’s Series B-1 preferred shares will be proportionately reduced from approximately 13.4 million to approximately 1.34 million to reflect the reverse stock split and the conversion price will increase to $45.00 from $4.50 per Series B-1 preferred share.

Existing shareholders holding certificates representing Winthrop’s common shares will receive a Letter of Transmittal from Winthrop’s transfer agent with specific instructions regarding the exchange of shares.  Existing shareholders who hold their shares in “street name” need not take any action with respect to the reverse split.  National City Bank is Winthrop’s transfer agent and will act as the exchange agent for the purpose of implementing the exchange of stock certificates in connection with the reverse split.
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Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s Annual Report of Form 10-K/A for the year ended December 31, 2007, as may be updated or supplemented in the Company's Form 10-Q filings which discuss the factors that could adversely affect the Company's results.  Further information relating to the Company’s financial position, results of operations, and investor information is also contained in the Company’s reports filed with the SEC, which reports are available for download at our website www.winthropreit.com or at the SEC website www.sec.gov.